Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Startech Environmental Corporation
by
FLH Acquisition Corp.
a wholly-owned subsidiary of
Friendly LRL Holdings, LLC
an indirect subsidiary of
LRL Investments Ltd.
at
$0.65 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 31, 2009, UNLESS THE OFFER IS EXTENDED.

The Offer is not conditioned upon any financing arrangements or subject to a financing condition. The Offer is conditioned upon, among other things: (1) there being validly tendered and not withdrawn on or prior to the expiration of the Offer a number of shares of common stock, no par value (the “Shares”), of Startech Environmental Corporation, a Colorado corporation (the “Company” or “Startech”), which, when added to any Shares already owned by Friendly LRL Holdings, LLC, a Delaware limited liability company (“Parent” or “FLH”) and its subsidiaries (including FLH Acquisition Corp., a Colorado corporation (“Purchaser”)), represents at least a majority of the outstanding Shares on the date of purchase on a fully-diluted basis (which means after giving effect to the exercise of all outstanding options, warrants, rights and convertible securities); (2) a definitive merger agreement, in form and substance satisfactory to Parent in its reasonable discretion, shall have been executed among the Company and Purchaser (and/or Parent or any of Parent’s affiliates) with respect to a merger of Purchaser (and/or Parent or any of Parent’s affiliates) and the Company; (3) any applicable waiting or review periods (and any extensions thereof) shall have expired or been terminated, and any necessary or advisable consent, approval or clearance shall have been received, under any material applicable antitrust, trade regulation or foreign investment law or regulation; and (4) the Company shall not have entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser’s or Parent’s ability to acquire the Company or otherwise diminishing the expected economic value to Parent of the acquisition of the Company. See Section 14 of this Offer to Purchase for additional conditions to the Offer.

Parent and the Purchaser are seeking to negotiate a business combination with the Company. Subject to applicable law, the Purchaser reserves the right to amend the Offer (including amending the number of shares to be purchased, the Offer Price and the consideration to be offered in the proposed Merger) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which the Purchaser would terminate the Offer and the Shares would, upon consummation of such Merger, be converted into the consideration negotiated by Parent, the Purchaser and the Company.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

IMPORTANT

If you desire to tender all or any portion of your Shares in the Offer, this is what you must do prior to expiration of the Offer:

•	If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) representing tendered Shares and any other required documents, to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

•	If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary or comply with the other procedures on a timely basis prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery and following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase. Please call the Information Agent, Morrow & Co., LLC, at (800) 607-0088 for assistance.

•	If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent, and such copies will be provided promptly at the Purchaser’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee to request additional copies of these materials or for assistance concerning the Offer. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of shares pursuant to the Offer.

The Information Agent for the Offer is:

Morrow & Co., LLC

July 6, 2009

SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of common stock, no par value, of the Company.

Price Offered Per Share:	$0.65 net to you in cash, without interest and subject to any applicable withholding taxes.

Scheduled Expiration of Offer:	12:00 midnight, New York City time, on Friday, July 31, 2009, unless extended.

Purchaser:	FLH Acquisition Corp., a wholly-owned subsidiary of Friendly LRL Holdings, LLC and an indirect subsidiary of LRL Investments Ltd.

The following are answers to some of the questions that you, as a shareholder of the Company, may have about the offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal. We recommend that you carefully read this entire Offer to Purchase and the related Letter of Transmittal before making any decision on whether to tender your Shares. In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to the Purchaser, Parent and/or LRL as applicable.

Who is offering to buy my securities?

Our name is FLH Acquisition Corp. We are a wholly-owned subsidiary of Friendly LRL Holdings, LLC, a Delaware limited liability company, which in turn is an indirect subsidiary of LRL Investments Ltd. (“LRL”), a company organized in 2006 under the laws of the Cayman Islands. See the “Introduction” and Section 9 of this Offer to Purchase entitled “Certain Information Concerning Parent, the Purchaser and LRL.”

What is the class and amount of securities sought in the offer?

We are seeking to purchase all of the issued and outstanding shares of common stock of Startech, which constitutes all of its outstanding capital stock. See the “Introduction” and Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

How much are you offering to pay for my shares and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $0.65 per share, net to you in cash, without interest, and subject to any required withholding of taxes. If you are the record owner of your shares (and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. However, if you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will not be obligated to pay for or reimburse you for such broker or nominee charges. See the “Introduction” to this Offer to Purchase. In addition, if you do not complete and sign the Substitute Form W-9 included in the Letter of Transmittal (or if you are not a U.S. person, the appropriate IRS Form W-8), you may be subject to required backup withholding. See Instruction 9 to the Letter of Transmittal. You should also consult your tax advisor regarding the particular tax consequences to you of tendering your shares. See Section 5 of this Offer to Purchase entitled “Certain U.S. Federal Income Tax Consequences.”

Do you have the financial resources to make payment?

Yes. We have arranged for sufficient funds from our parent company, Friendly LRL Holdings, LLC, to purchase all shares validly tendered, and not properly withdrawn, in the tender offer, to provide funding for the second-step merger, which is expected to follow the successful completion of the tender offer, and to pay related fees and expenses. The tender offer is not conditioned upon any financing arrangements or subject to a financing condition. Parent plans to obtain the funds for such purposes from its available cash. See Section 10 of this Offer to Purchase entitled “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the offer?

We do not think our financial condition or the financial condition of FLH is relevant to your decision whether to tender your shares and accept the tender offer because:

•	the offer is being made for all outstanding shares solely for cash;

•	the offer is not subject to any financing conditions;

•	if we consummate the offer, we intend to acquire all remaining shares for the same cash price in the merger; and

•	as described above, we have arranged for sufficient funds to purchase all shares validly tendered, and not properly withdrawn, in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer, and to pay related fees and expenses. See Section 10 of this Offer to Purchase entitled “Source and Amount of Funds.”

Have you held discussions with Startech?

We have tried repeatedly to discuss various potential transactions with Startech, but they have not been willing to engage in meaningful discussions with us. See Section 11 of this Offer to Purchase entitled “Background of the Offer; Past Contacts or Negotiations with the Company”.

How long do I have to decide whether to tender my shares in the offer?

You will have until 12:00 midnight, New York City time, on Friday, July 31, 2009, to tender your shares in the offer, unless we extend the offer. We currently expect that the offer will be extended until the conditions to the offer described in this Offer to Purchase are satisfied. If you cannot deliver everything that is required in order to make a valid tender prior to the expiration of the offer, you may be able to use a guaranteed delivery procedure, which is described in Section 3 of this Offer to Purchase entitled “Procedures for Accepting the Offer and Tendering Shares.”

Can we extend the offer and, if we can, under what circumstances?

We may, in our sole discretion extend the offer at any time or from time to time. We might extend the Offer, for instance, if any of the conditions specified in Section 14 of this Offer to Purchase entitled “Certain Conditions of the Offer” are not satisfied prior to the expiration of the Offer.

In addition, if after we have purchased shares tendered in the offer, all of the Shares have not been tendered, we may, but are not obligated to, give shareholders a further opportunity to tender at the same price in one or more “subsequent offering periods.” A subsequent offering period, if one is provided, will be an additional period of from three to 20 business days, beginning after we have purchased shares tendered during the offer, during which shareholders may tender, but not withdraw, their shares and receive the offer consideration for those shares promptly after they are tendered. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so. See Section 1 of this Offer to Purchase entitled “Terms of the Offer” for more details on our ability to extend the offer.

How will I be notified if the offer is extended?

If we extend the offer, we will inform Continental Stock Transfer & Trust Company, the depositary for the offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

What are the most significant conditions to the offer?

We will not be obligated to purchase any shares that are validly tendered and not withdrawn pursuant to the offer if the conditions to the offer are not satisfied at the time the offer expires. The most significant conditions to consummation of the offer include the following:

•	the number of Shares validly tendered and not withdrawn before the expiration of the offer, when added to any Shares already owed by Parent and its subsidiaries, represents at least a majority of the then-outstanding shares on a fully-diluted basis;

•	a definitive merger agreement, in form and substance satisfactory to Parent in its reasonable discretion, shall have been executed among the Company and Purchaser (and/or Parent or any of Parent’s affiliates) with respect to a merger of Purchaser (and/or Parent or any of Parent’s affiliates) and the Company;

•	any applicable waiting or review periods (and any extensions thereof) shall have expired or been terminated, and any necessary or advisable consent, approval or clearance shall have been received, under any material applicable antitrust, trade regulation or foreign investment law or regulation; and

•	the Company shall not have entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser’s or Parent’s ability to acquire the Company or otherwise diminishing the expected economic value to Parent of the acquisition of the Company.

The offer is also subject to a number of other conditions. The offer is not conditioned upon any financing arrangements or subject to a financing condition. See Section 14 of this Offer to Purchase entitled “Certain Conditions of the Offer” for a description of all of the conditions to the offer.

How do I tender my shares?

Any shareholder of the Company wishing to tender shares in the offer must:

1. For shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such broker, dealer, commercial bank, trust company or other nominee and request that such person or entity tender the shares to us prior to the expiration of the offer.

2. For shares that are held in book-entry form:

•	Complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal or prepare an “Agent’s Message” (as defined in Section 2 of this Offer to Purchase entitled “Acceptance for Payment and Payment for Shares”);

•	If using the Letter of Transmittal, have the shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•	Deliver an Agent’s Message or the Letter of Transmittal (or a manually signed facsimile thereof) and any other required documents to Continental Stock Transfer & Trust Company, the depositary for the offer; and

•	Transfer the shares through book-entry transfer into the account of the depositary (see Section 3 of this Offer to Purchase entitled “Procedures for Accepting the Offer and Tendering Shares”).

3. For shares that are registered in the shareholder’s name and held as physical certificates:

•	Complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal;

•	Have the shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal; and

•	Deliver the Letter of Transmittal (or a manually signed facsimile thereof), the certificates representing your shares and any other required documents to Continental Stock Transfer & Trust Company, the depositary for the offer, at its address on the back of this Offer to Purchase.

If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program, the Nasdaq Stock Market Guarantee Program, the Stock Exchange Medallion Program or any other eligible guarantor institution guarantee that the missing items will be received by the depositary within three Nasdaq Global Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3 of this Offer to Purchase entitled “Procedures for Accepting the Offer and Tendering Shares.”

If I tender any shares, when will I get paid?

If all of the conditions of the offer are satisfied or waived and your shares are accepted for payment, we will pay you promptly following our acceptance of shares in the offer. See Section 2 of this Offer to Purchase entitled “Acceptance for Payment and Payment for Shares.”

How do I withdraw previously tendered shares?

To validly withdraw previously tendered shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. If you tendered your shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4 of this Offer to Purchase entitled “Withdrawal Rights.”

Until what time may I withdraw previously tendered shares?

You may withdraw shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by September 3, 2009, you may withdraw them at any time after that date until we accept shares for payment. Once we accept shares for payment, you will no longer be able to withdraw them. In addition, this right to withdraw will not apply to any subsequent offering period described in Section 1 of this Offer to Purchase. See Section 4 of this Offer to Purchase entitled “Withdrawal Rights.”

Will the tender offer be followed by a merger if all of the Startech shares are not purchased in the offer?

If we accept for payment and pay for at least a majority of the outstanding shares on a fully-diluted basis, we intend to seek to effect the merger with the Company, subject to the vote of the Company’s shareholders, if required. If the merger takes place, the Company will be the surviving corporation in the merger and will become a wholly-owned subsidiary of FLH. In the merger, Company shareholders who did not tender their shares in the offer (other than FLH, its subsidiaries and shareholders properly exercising dissenters’ rights) will receive the price per share paid in the Offer, without any interest and less any required withholding taxes, in exchange for their shares. See the “Introduction” of this Offer to Purchase.

In general, the affirmative vote of the holders of a majority of the outstanding shares is required to approve and adopt the merger agreement and consummate the merger. If shares tendered in the offer constitute more than 90% of the outstanding shares of Company common stock, we may be able to effect the merger without convening a meeting of shareholders. See “Introduction” and Section 12 of this Offer to Purchase entitled “Purpose of the Offer; Plans for the Company; Approval of the Merger; Other Matters.”

If a majority of the shares are tendered and accepted for payment, will Startech continue as a public company?

After we purchase the shares in the offer, we expect to consummate the merger. If the merger takes place, Startech will no longer be publicly owned. Even if for some reason the merger does not promptly take place, after we purchase all of the tendered shares, there may be so few remaining shareholders and publicly-held shares that Startech common stock will no longer be traded on the Over-The-Counter Bulletin Board, there may not be a public trading market for Startech stock, and Startech may cease making filings with the SEC and otherwise cease being required to comply with the SEC rules relating to publicly-held companies. See Section 7 of this Offer to Purchase entitled “Possible Effects of the Offer on the Market for the Shares; Stock Quotation; Exchange Act Registration” and Section 12 of this Offer to Purchase entitled “Purpose of the Offer; Plans for the Company; Approval of the Merger; Other Matters.”

If I decide not to tender, how will the offer affect my shares?

If the offer is successful, we intend to seek to effect the merger, pursuant to which all outstanding Shares will be exchanged for an amount in cash per share equal to the price per share paid in the offer, without interest. If the proposed second-step merger takes place, shareholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any dissenters’ rights properly exercised under Colorado law. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares and you will have waived your dissenters’ rights under Colorado law. If the merger does not take place, however, the number of shareholders and the number of shares of the Company that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for Startech common stock. Also, as described above, the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly-held companies. See the “Introduction”, Section 7 of this Offer to Purchase entitled “Possible Effects of the Offer on the Market for the Shares; Stock Quotation; Exchange Act Registration” and Section 12 of this Offer to Purchase entitled “Purpose of the Offer; Plans for the Company; Approval of the Merger; Other Matters.”

Are dissenters’ rights available in either the offer or the merger?

Dissenters’ rights are not available as a result of the offer. However, if we proceed with the merger, dissenters’ rights will be available to holders of shares that are not tendered and who do not vote in favor of the merger, subject to and in accordance with Colorado law. A holder of shares must properly perfect its right to seek an appraisal under Colorado law in connection with the merger in order to exercise dissenters’ rights provided under Colorado law. See Section 12 of this Offer to Purchase entitled “Purpose of the Offer; Plans for the Company; Approval of the Merger; Other Matters”.

What is the market value of my shares as of a recent date?

On June 29, 2009, the last trading day before the announcement of our intention to commence the offer, the last sale price of the shares reported on OTC Bulletin Board was $0.32 per share. On July 2, 2009, the last trading day before we commenced the offer, the last sale price of the shares reported on the OTC Bulletin Board was $0.55 per share. We urge you to obtain a recent quotation for shares of Company common stock before deciding whether or not to tender your shares. See Section 6 of this Offer to Purchase entitled “Price Range of the Shares; Dividends on the Shares.”

What happens in the event that the Company declares a dividend or distribution?

According to the Company’s most recent annual report filed with the SEC, the Company has never declared or paid cash dividends on the Shares and as of the date of such filing had no intention to pay any dividends on Shares in the future, subject to the discretion of its board of directors. In the event that the Company declares a non-cash dividend or distribution with respect to the Shares (including, without limitation, in the event that the Company adopts a shareholder rights agreement or similar plan providing for a dividend or distribution of rights to holders of Shares) prior to expiration of the offer, the sale of Shares to us in the offer would include any and all such dividends, distributions, rights, other Shares or other securities issued, paid or distributed or issuable, payable or distributable in respect of such Shares on or after July 6, 2009, the date that we commenced the offer, in accordance with and subject to the terms and conditions of the offer. See Section 13 of this Offer to Purchase entitled “Dividends and Distributions”.

What are the United States federal income tax consequences of tendering my shares?

The receipt of cash for shares pursuant to the offer or the second-step merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a shareholder who is a U.S. citizen or resident who tenders shares pursuant to the offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the shares sold pursuant to the offer or exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss. You should consult your tax advisor about the particular tax consequences to you of tendering your shares in the offer or exchanging your shares in the merger. See Section 5 of this Offer to Purchase entitled “Certain U.S. Federal Income Tax Consequences.”

Who can I talk to if I have questions about the tender offer?

You can call Morrow & Co., LLC, the Information Agent for the offer, at 1-800-607-0088 (toll free). See the back cover page of this Offer to Purchase for additional information on how to contact our Information Agent.

To the Holders of Shares of Startech Environmental Corporation:

INTRODUCTION

FLH Acquisition Corp., a Colorado corporation (the “Purchaser”) and a wholly-owned subsidiary of Friendly LRL Holdings, LLC, a Delaware limited liability company (“Parent” or “FLH”) and an indirect subsidiary of LRL Investments Ltd., is offering to purchase all outstanding shares of common stock, no par value (the “Shares”), of Startech Environmental Corporation, a Colorado corporation (the “Company” or “Startech”), at $0.65 per Share, net to the seller in cash (subject to applicable withholding taxes and without interest), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

Tendering shareholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, shareholders that do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal (or if such shareholder is not a U.S. person, the appropriate IRS Form W-8) may be subject to a U.S. federal backup withholding at the current rate of 28% of the gross proceeds payable to such shareholder. Shareholders who hold their Shares in street name (that is, through a broker, bank or other nominee), should consult such institution as to whether it charges any service fees in connection with the tender of such Shares; the Purchaser will not pay any such fees. The Purchaser will pay all fees and expenses of Continental Stock Transfer & Trust Company, which is acting as the Depositary and Paying Agent (the “Depositary”), and Morrow & Co., LLC, which is acting as the Information Agent (the “Information Agent”), incurred in connection with the Offer.

The Offer is not conditioned upon any financing arrangements or subject to a financing condition. The Offer is conditioned upon, among other things: (1) there being validly tendered and not withdrawn on or prior to the expiration of the Offer a number of Shares which, when added to any Shares already owned by Parent and its subsidiaries (including the Purchaser), represents at least a majority of the outstanding Shares on the date of purchase on a fully-diluted basis (the “Minimum Condition”); (2) a definitive merger agreement, in form and substance satisfactory to Parent in its reasonable discretion, shall have been executed among the Company and Purchaser (and/or Parent or any of Parent’s affiliates) with respect to a merger of Purchaser (and/or Parent or any of Parent’s affiliates) and the Company (the “Second-Step Merger Condition”); (3) any applicable waiting or review periods (and any extensions thereof) shall have expired or been terminated, and any necessary or advisable consent, approval or clearance shall have been received, under any material applicable antitrust, trade regulation or foreign investment law or regulation (the “Regulatory Condition”); and (4) the Company shall not have entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser’s or Parent’s ability to acquire the Company or otherwise diminishing the expected economic value to Parent of the acquisition of the Company (the “Impairment Condition”). Other conditions to the Offer are described in Section 14 of this Offer to Purchase.

According to the Company’s Post-Effective Amendment No. 2 to Form S-1 Registration Statement filed by the Company with the Securities and Exchange Commission (“SEC”) on July 2, 2009, there were outstanding 23,728,596 Shares as of June 13, 2009 and an aggregate of 6,094,466 Shares issuable upon the exercise of outstanding options, warrants and rights as of June 1, 2009. Based on the foregoing and assuming that no Shares were subsequently issued by the Company, the Minimum Condition will be satisfied if at least 14,911,532 Shares are validly tendered and not properly withdrawn prior to the expiration of the Offer.

The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. We currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company Board and to seek to have the Company and the Purchaser consummate the merger (“Merger”) described in this Offer to Purchase. If the Merger is consummated, the Purchaser will, in accordance with the Colorado Business Corporation Act, as amended (“CBCA”), be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares held by the Company as treasury stock, Shares held by Parent, the Purchaser or any other wholly-owned subsidiary of Parent, and Shares held by shareholders who perfect their dissenters’ rights under the CBCA) will be cancelled and converted into the right to receive $0.65 in cash, or any higher price per Share paid in the Offer, without interest (the “Offer Price”). Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are discussed in Section 5 of this Offer to Purchase.

Under the CBCA, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the of the Company’s Board of Directors (the “Company Board”) or the shareholders of the Company. See Section 12 of this Offer to Purchase. If Purchaser does not acquire at least 90% of the outstanding Shares, it will have to seek approval of the Merger by the Company’s shareholders and the Company Board. Approval of the Merger or other business combination requires the affirmative vote of holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of the Company.

No dissenters’ rights are available as a result of the Offer. However, shareholders will be able to exercise dissenters’ rights in connection with the Merger if they (i) do not tender their Shares, (ii) do not vote such Shares in favor of the Merger, if such a vote is required, (iii) to the extent that the Merger is submitted to a vote at a shareholders meeting and a notice of dissenters’ rights has been given to the shareholders in connection with the action pursuant to CBCA Section 7-113-201(1), cause the Company to receive, before such vote is taken, written notice of the shareholder’s intention to demand payment for the shareholder’s shares if the Merger is effectuated, and (iv) otherwise comply with the requirements of Colorado law regarding the perfection of dissenters’ rights. See Section 12 of this Offer to Purchase.

According to the Company’s most recent Annual Report on Form 10-K filed with the SEC, the Company has never declared or paid cash dividends on the Shares and as of the date of such filing had no intention to pay any dividends on Shares in the future, subject to the discretion of the Company Board. In the event that the Company declares a non-cash dividend or distribution with respect to the Shares (including, without limitation, in the event that the Company adopts a shareholder rights agreement or similar plan providing for a dividend or distribution of rights to holders of Shares) prior to expiration of the Offer, the sale of Shares to us in the Offer would include any and all such dividends, distributions, rights, other Shares or other securities issued, paid or distributed or issuable, payable or distributable in respect of such Shares on or after July 6, 2009, the date that we commenced the Offer, in accordance with and subject to the terms and conditions of the Offer.

The Purchaser estimates that the total funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger and pay all related costs and expenses will be approximately $17 million. The Purchaser will obtain such funds from Parent by means of capital contributions, loans or a combination thereof. Parent plans to obtain the funds for such capital contributions or loans from its available cash. See Section 10 of this Offer to Purchase.

Parent and the Purchaser are seeking to negotiate a business combination with the Company. Subject to applicable law, the Purchaser reserves the right to amend the Offer (including amending the number of shares to be purchased, the Offer Price and the consideration to be offered in the proposed Merger) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which the Purchaser would terminate the Offer and the Shares would, upon consummation of such Merger, be converted into the consideration negotiated by Parent, the Purchaser and the Company.

It is the present intention of the Purchaser to seek to cause the Company to make an application for the termination of the registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as possible after the purchase of all validly tendered Shares pursuant to the Offer if the requirements for termination of registration are met. See Section 7 of this Offer to Purchase.

The information contained in this Offer to Purchase concerning the Company is based on information contained in documents filed by the Company with the SEC. Parent and the Purchaser take no responsibility for the accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Parent and the Purchaser was supplied by Parent and the Purchaser.

This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, the Company’s shareholders. Any such solicitation will be made only pursuant to a separate proxy solicitation and/or consent solicitation materials complying with the requirements of Section 14(a) of the Exchange Act.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1.	Terms of the Offer

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not withdrawn in accordance with Section 4 of this Offer to Purchase on or prior to the Expiration Date. The term “Expiration Date” means 12:00 Midnight, New York City time, on July 31, 2009, unless and until we determine to extend the period of time for which the initial offering period of the Offer is open, in which case the Expiration Date will mean the latest time and date at which the Offer, as so extended, will expire.

Subject to any applicable rules and regulations of the SEC, the Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and the right of a tendering shareholder to withdraw Shares. See Section 4 of this Offer to Purchase.

The Offer is subject to the conditions (the “Offer Conditions”) set forth in Section 14 of this Offer to Purchase entitled “Conditions of the Offer”, which include, among other things, satisfaction of the Minimum Condition, the Second-Step Merger Condition, the Regulatory Condition and the Impairment Condition. If any condition is not satisfied, we may (i) terminate the Offer, and therefore not accept for payment or pay for any Shares, and return all tendered Shares to tendering shareholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4 entitled “Withdrawal Rights”, retain all such Shares until the expiration of the Offer as so extended, (iii) waive all conditions to the Offer that remain unsatisfied and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn on or prior to the Expiration Date or (iv) delay acceptance for payment or payment for Shares, subject to applicable law (including Rule 14e-1(c) under the Exchange Act), until satisfaction or waiver of the conditions to the Offer. See Section 14 of this Offer to Purchase. Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

Subject to any applicable rules and regulations of the SEC, the Purchaser also expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, to (a) delay acceptance for payment of, or payment for, Shares, regardless of whether Shares were previously accepted for payment, pending receipt of any regulatory or governmental approvals specified in Section 15 of this Offer to Purchase entitled “Certain Legal Matters” (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act), (b) terminate or amend the Offer if any condition referred to in Section 14 of this Offer to Purchase entitled “Certain Conditions of the Offer” has not been satisfied; and/or (c) to waive any condition to the Offer or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary. If the Company adopts a shareholder rights agreement prior to the expiration of the Offer, the Purchaser would expect to amend the Offer to include both the outstanding shares of Company common stock as well as any associated rights under such rights agreement and to add a condition to closing of the Offer that such shareholder rights agreement be redeemed or made inapplicable to the Offer and the Merger.

The rights we reserve in the preceding paragraph are in addition to our rights pursuant to Section 14 of this Offer to Purchase. Any such extension, delay, termination, waiver or amendment of the Offer or provision of a Subsequent Offering Period (as defined below) will be followed as promptly as practicable by a public announcement. An announcement, in the case of an extension of the Offer or commencement or extension of a Subsequent Offering Period, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform them of such changes), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under Section 4 of this Offer to Purchase. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder’s offer, unless such bidder elects to offer a Subsequent Offering Period and pays for Shares tendered during the Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act.

If we make any material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances then existing, including the relative materiality of the changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, we decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, we will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

After accepting Shares for payment Purchaser expressly reserves the right to provide a subsequent offering period under Rule 14d-11 of the Exchange Act (a “Subsequent Offering Period”) of between three and twenty business days (as such term is defined under Exchange Act Rule 14d-1(g)(3)) following the Expiration Date. If included, a Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender, but not withdraw, any Shares not tendered in the Offer and receive the Offer Price. A Subsequent Offering Period, if one is included, is not an extension of the Offer, which already would have been completed. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. In the event that the Purchaser elects, or is required by the Company, to provide a Subsequent Offering Period, it will provide an announcement to that effect by issuing a press release to a national news service. Purchaser does not currently intend to provide a Subsequent Offering Period, although it reserves the right to do so.

A request is being made to the Company pursuant to Rule 14d-5 under the Exchange Act for the use of the Company’s shareholder lists and security position listings for the purpose of disseminating the Offer to shareholders. Upon compliance by the Company with this request, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholders lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser or, if it so elects, the materials will be mailed by the Company.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or waiver of all the conditions to the Offer set forth in Section 14 of this Offer to Purchase, the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date promptly after the Expiration Date.

Notwithstanding the foregoing, subject to any applicable rules and regulations of the SEC (including Rule 14(e)-1(c) under the Exchange Act), the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation including, without limitation, the HSR Act and any applicable pre-merger notification laws or regulations of foreign jurisdictions. See Section 15 of this Offer to Purchase entitled “Certain Legal Matters”. If the Purchaser decides to provide a Subsequent Offering Period, the Purchaser will accept for payment and promptly pay for all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

For purposes of the Offer (including during any Subsequent Offering Period), we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for each such Share with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from us and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Upon the deposit of such funds with the Depositary, the Purchaser’s obligation to make such payment shall be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares, regardless of any extension of the Offer or any delay in making such payment.

In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing the Shares (“Share Certificates”) or, if applicable, timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of the Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 of this Offer to Purchase; (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) may be utilized, if desired, instead of the Letter of Transmittal; and (c) any other documents that the Letter of Transmittal requires. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

“Agent’s Message” means a message transmitted through electronic means by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against such participant. The term Agent’s Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

If we do not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than your Letter of Transmittal or Agent’s Message indicates that you wish to tender, we will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 of this Offer to Purchase, the Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

If, prior to the Expiration Date, we increase the price offered to holders of Shares in the Offer, we will pay the increased price to all holders of Shares that we purchase in the Offer, whether or not the Shares were tendered before the change in price.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer. We do not currently intend to effect such a transfer or assignment.

3.	Procedures for Accepting the Offer and Tendering Shares

Valid Tenders.  Except as set forth below, in order for you to validly tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) you must deliver Share Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedures for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case on or prior to the Expiration Date (except for any tenders in any Subsequent Offering Period, if one is provided), or (b) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer.  The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures. However, although Shares may be delivered through book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure described below.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees.  A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”) must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

Guaranteed Delivery.  If you want to tender Shares in the Offer and your Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or before the Expiration Date, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

(a) your tender is made by or through an Eligible Institution;

(b) the Depositary receives, as described below, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

(c) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which the OTC Bulletin Board is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Other Requirements.  Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (a) Share Certificates evidencing such Shares or, if applicable, a timely Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer of Shares, an Agent’s Message in lieu of the Letter of Transmittal, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to tendered Shares are actually received by the Depositary.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the Offer, as well as the tendering shareholder’s representation and warranty that (i) such shareholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) such shareholder has the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal, and (iv) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. The Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

Appointment.  By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, we accept your Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all prior attorneys, proxies and consents given by you with respect to such Shares and such other securities or rights will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed by you (and, if given or executed, will not be deemed effective). Our designees will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company’s shareholders or by consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of the Company’s shareholders or acting by written consent without a meeting.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s shareholders.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties to the fullest extent permitted by law. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by applicable law.

Backup Withholding.  Under the “backup withholding” provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments pursuant to the Offer. In order to prevent backup withholding with respect to payments to certain shareholders of the Offer Price for Shares purchased pursuant to the Offer, each such shareholder must provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal (or appropriate Form W-8, if you are a Non-U.S. person). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the shareholder and payment to the shareholder pursuant to the Offer may be subject to backup withholding. All shareholders surrendering Shares pursuant to the Offer who are U.S. persons (as defined for U.S. federal income tax purposes) should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Shareholders who are Non-U.S. persons should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Such shareholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 9 of the Letter of Transmittal.

4.	Withdrawal Rights

Except as described in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, Shares that you have tendered may also be withdrawn at any time after September 3, 2009.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except as otherwise provided in this Section 4.

In order for your withdrawal to be effective, you must timely deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing the

Shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book Entry Transfer Facility’s procedures, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding to the extent permitted by law. None of the Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time on or before the Expiration Date (or during a Subsequent Offering Period, if one is provided) by following one of the procedures described in Section 3 hereof.

No withdrawal rights will apply to Shares tendered during any Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1.

5.	Certain U.S. Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that are generally applicable to holders of Shares who are U.S. persons who exchange such Shares for cash pursuant to the Offer (including during a Subsequent Offering Period) or the Merger. This discussion is based on currently existing federal income tax laws, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the Offer and the Merger that are described below. Shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular shareholders in light of their individual circumstances. For example, this discussion does not address the tax consequences of the Offer and the Merger to shareholders who are dealers in securities, who are Non-U.S. persons, or who do not hold their Shares as capital assets. Nor does it address the tax consequences of the Offer or the Merger to shareholders who acquired their Shares as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction or through the exercise of employee stock options or otherwise as compensation. It also does not address shareholders who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as financial institutions, insurance companies, tax-exempt entities and regulated investment companies). In addition, the following discussion does not address the tax consequences of the Offer or the Merger to shareholders under foreign, state, or local tax laws.

All shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of the Offer and the Merger, including the applicable federal, state, local and foreign tax consequences.

For purposes of this discussion, a “U.S. person” means (i) a citizen or individual resident of the United States, including an individual who is resident in the United States by reason of a physical presence in the United States during the year or by virtue of lawful permanent residence; (ii) a corporation or other entity treated as a corporation which is created or organized under the law of the U.S., any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax without regard to its source; or (iv) a trust if (A) a court within the U.S. is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust was in existence on August 20, 1996, and properly elected to be treated as a U.S. person. For purposes of this discussion, the term “Non-U.S. person” means a shareholder who is not a U.S. person (except that, with respect to a shareholder that is a partnership for U.S. federal income tax purposes, a Non-U.S. person means its partners that are not U.S. persons).

In general, the receipt of cash by the holders of Shares pursuant to the Offer and/or the Merger will constitute a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a tendering shareholder who is a U.S. person would generally recognize gain or loss in an amount equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and/or exchanged in the Merger and the shareholder’s adjusted tax basis for the Shares that are tendered and purchased pursuant to the Offer and/or the Merger. Generally, gain or loss must be calculated separately for each identifiable block of Shares (i.e., Shares acquired at the same cost in a single transaction). If tendered Shares are held by a tendering shareholder as capital assets, that gain or loss will be a capital gain or loss. Any such capital gain or loss will be long term if, as of the date of the disposition of its Shares, the shareholder held such Shares for more than one year, or will be short term if, as of such date, the shareholder held such Shares for one year or less. Long-term capital gains of noncorporate taxpayers generally are subject to U.S. federal income tax at a maximum tax rate of 15% (for 2009). There are certain limitations on the deductibility of capital losses.

A shareholder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3 of this Offer to Purchase. In addition, information statements will be provided to each shareholder whose Shares are purchased by us (and will also be provided to the IRS), reporting the amount of the payment made to each such shareholder (except with respect to shareholders that are exempt from the information reporting rules, such as corporations).

6.	Price Range of the Shares; Dividends on the Shares

The Shares are traded on the Over-The-Counter Bulletin Board under the symbol “STHK.OB”. The following table sets forth, for each of the periods indicated, the high and low reported closing sale price per Share based on filings of the Company with the SEC and published sources.

	High	Low

Fiscal Year Ended October 31, 2007:
First Quarter	$3.15	$2.00
Second Quarter	3.65	2.20
Third Quarter	2.90	2.03
Fourth Quarter	2.40	1.75
Fiscal Year Ended October 31, 2008:
First Quarter	$2.20	$1.51
Second Quarter	1.52	0.90
Third Quarter	1.15	0.80
Fourth Quarter	0.85	0.31
Fiscal Year Ended October 31, 2009:
First Quarter	$0.45	$0.26
Second Quarter	0.38	0.28
Third Quarter (through June 29, 2009)	0.38	0.31

On June 29, 2009, the last trading day before the announcement of our intention to commence the Offer, the last sale price of the Shares reported on OTC Bulletin Board was $0.32 per share. On July 2, 2009, the last trading day before we commenced the Offer, the last sale price of the shares reported on the OTC Bulletin Board was $0.55 per share. Shareholders are urged to obtain a current market quotation for the Shares.

According to the Company’s most recent Annual Report on Form 10-K, the Company has never declared or paid cash dividends on the Shares and it anticipates that any future earnings will be retained to finance its operations and for the growth and development of its business. Accordingly, per the Company’s most recent Annual Report on Form 10-K, the Company does not anticipate paying cash dividends on the Shares for the foreseeable future. If we acquire control of the Company, we currently intend that no dividends will be declared on the Shares prior to acquisition by us of the entire equity interest in the Company. See Section 13 of this Offer to Purchase.

According to the Company’s Post-Effective Amendment No. 2 to Form S-1 Registration Statement filed by the Company with the SEC on July 2, 2009, there were 23,728,596 Shares outstanding as of June 13, 2009, 1,636,500 Shares were issuable upon the exercise of outstanding options as of June 1, 2009 and 4,457,966 Shares were issuable upon the exercise of outstanding warrants and other purchase rights as of June 1, 2009.

7.	Possible Effects of the Offer on the Market for the Shares; Stock Quotation; Exchange Act Registration

Possible Effects of the Offer on the Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than the Purchaser. If the Offer is consummated but the Merger does not take place, the number of shareholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by shareholders other than the Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price. If the Merger is consummated, shareholders not tendering their Shares in the Offer (other than those properly exercising their dissenters’ rights under Colorado law) will receive the same amount per Share as they would have received had they tendered their Shares in the Offer, without interest. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer (other than those properly exercising their dissenters’ rights under Colorado law) is that tendering shareholders will be paid earlier.

Stock Quotation.  The Shares are currently quoted on the Over-The-Counter Bulletin Board. Parent may cause the Company to cease to be authorized for quotation on the OTC Bulletin Board as soon after the completion of the Offer as the requirements for such cessation are met. If the authorization for quotation on the OTC Bulletin Board is not terminated prior to the Merger, then the authorization for quotation on the OTC Bulletin Board will be terminated upon the completion of the Merger. If, as a result of the purchase of Shares pursuant to the Offer, the Shares are no longer quoted on the OTC Bulletin Board, the market for the Shares could be adversely affected. In the event the Shares are no longer traded on the OTC Bulletin Board, it is possible that the Shares would continue to trade in other over-the-counter markets and that price quotations might still be available from other sources prior to consummation of the Merger. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and/or the aggregate market value of the Shares remaining at that time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of Shares under the Exchange Act as described below and other factors.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders’ meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such Shares pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated if the Shares are no longer registered under the Exchange Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for quotation on the OTC Bulletin Board. Parent and the Purchaser believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be their intention to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for such termination of registration are met.

If the Exchange Act registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be traded in any public securities market and the registration of the Shares under the Exchange Act will be terminated upon the consummation of the Merger.

8.	Certain Information Concerning the Company

According to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, as amended (the “Company Form 10-K”), the Company is a Colorado corporation with its principal executive offices at 88 Danbury Road, Suite 2A, Wilton, Connecticut 06897. The telephone number of the Company at such offices is (203) 762-2499. According to the Company Form 10-K, the Company is an environmental technology company that manufactures and sells a recycling system for the global marketplace. According to the Company Form 10-K, the Company believes that its plasma processing technology, known as the Plasma Converter System, achieves closed-loop elemental recycling that destroys hazardous and non-hazardous waste and industrial by-products and is capable of converting them into useful commercial products. These products could include a synthesis gas called PCG (Plasma Converted Gas), surplus energy for power, hydrogen, metals and silicate for possible use and sale by users of the Plasma Converter System.

Available Information.  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s filings are also available to the public on the SEC’s Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates.

The information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information and is qualified in its entirety by reference thereto. None of Parent, the Purchaser, the Information Agent or the Depositary or their respective affiliates can take any responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Information Agent or the Depositary.

9.	Certain Information Concerning Parent, the Purchaser and LRL

FLH Acquisition Corp. is a newly formed Colorado corporation and a direct wholly-owned subsidiary of Parent formed solely for the purpose of acquiring the Shares pursuant to the Offer and in connection with the Merger. The Purchaser’s principal executive offices are located c/o Friendly LRL Holdings, LLC at 16, rue de Contamines, 1206 Geneve, Switzerland. Its telephone number at that address is +41 22 704 32 00. The Purchaser has not conducted any business other than in connection with its formation and the Offer and the Merger.

Friendly LRL Holdings, LLC is a Delaware limited liability company with principal executive offices located at 16, rue de Contamines, 1206 Geneve, Switzerland. Its telephone number at that address is +41 22 704 32 00. Parent is a holding company and has not conducted any business other than in connection with its formation and the Offer and the Merger. All of the outstanding interests in Parent are directly owned by LRL and Friendly Enviro Technologies, LLC, a Delaware limited liability company (“Friendly”). Parent has neither officers nor directors and acts only by the joint written consent of LRL and Friendly. LRL owns all of the outstanding voting interests of Friendly and designates all of the members of Friendly’s Board of Representatives.

LRL Investments Ltd. is a company organized in 2006 under the laws of the Cayman Islands with principal executive offices located at 16, rue de Contamines, 1206 Geneva, Switzerland. Its telephone number at that address is +41 22 704 32 00. The activities of LRL to date have focused on investment opportunities in the technology sector.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director, executive officer and controlling shareholder of Parent, the Purchaser and LRL and certain other information are set forth on Schedule I hereto.

Except as described in this Offer to Purchase and in Schedule I hereto, (a) none of Parent, the Purchaser, LRL or, to the best knowledge of Parent, the Purchaser and LRL after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent, the Purchaser or LRL or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares; and (b) none of Parent, the Purchaser or LRL or, to the best knowledge of Parent, the Purchaser and LRL after reasonable inquiry, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Except as described in this Offer to Purchase, none of Parent, the Purchaser or LRL or, to the best knowledge of Parent, the Purchaser and LRL after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of Parent, the Purchaser or LRL or, to the best knowledge of Parent, the Purchaser and LRL after reasonable inquiry, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between LRL or any of its subsidiaries or, to the best knowledge of Parent, the Purchaser and LRL after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of Shares, an election of directors or a sale or other transfer of a material amount of assets.

None of Parent, the Purchaser or LRL or, to the best knowledge of Parent, the Purchaser and LRL after reasonable inquiry, any of the persons listed on Schedule I to the Offer of Purchase, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Available Information.  Pursuant to Rule 14d-3 under the Exchange Act, Parent, the Purchaser and LRL filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. You may inspect or copy these documents and other information, including the Schedule TO and the exhibits thereto, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s filings are also available to the public on the SEC’s Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates.

10.	Source and Amount of Funds

Completion of the Offer is not conditioned upon obtaining or funding of any financing arrangements. Because we are paying cash and will purchase all of the outstanding Shares in the Offer and the Merger and have sufficient cash resources to pay the aggregate purchase price, we believe that the business, financial condition and results of Parent and the Purchaser are not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

The Purchaser estimates that the total funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger and pay all related costs and expenses will be approximately $17 million. The Purchaser will obtain such funds from Parent by means of capital contributions, loans or a combination thereof. Parent plans to obtain the funds for such capital contributions or loans from its available cash.

11.	Background of the Offer; Past Contacts or Negotiations with the Company

Background of the Offer

In connection with and as a part of its growth strategy, LRL regularly explores acquisition opportunities. As part of its strategic planning, LRL identified the market for environmental recycling using advanced technology as an area of potential future growth and identified the Company as a potential acquisition candidate.

On or about January 12, 2009, Carl Nisser (“Nisser”), on behalf of himself, Joseph Klimek, a former Chief Executive Officer of the Company and Robert Loonin, a former consultant to the Company, approached LRL with respect to a potential private investment in the Company’s common stock through Friendly, which, at the time was owned by Nisser, Klimek and Loonin. On February 20, 2009, LRL’s counsel, Sonnenschein Nath & Rosenthal LLP (“Sonnenschein”), Nisser and Friendly’s counsel, Sullivan & Worcester, met with the Company Board and counsel for the Company, Kramer Levin Naftalis & Frankel LLP (“Kramer Levin”), at the Company’s executive offices. Sonnenschein and Nisser presented a proposal on behalf of Friendly to purchase 30 million shares of the Company’s common stock at a price of $0.30 per share, together with warrants to purchase an additional 15 million shares of common stock at an exercise price of $1.30 per share. The proposal was conditioned on completion of due diligence, negotiation of mutually satisfactory transaction documents, the resignation of the members of the Company Board upon closing of the transaction and the appointment of Friendly’s designees to the Company Board. The Company Board agreed to consider the proposal and respond to Sonnenschein and Nisser.

On February 25, 2009, Sonnenschein received a number of follow-up questions by email from Kramer Levin on behalf of the Company Board. By email on March 2, 2009, Sonnenschein provided responses and further information to Kramer Levin.

On March 18, 2009, Sonnenschein and Nisser met with representatives from the Company’s management, including its Chairman of the Board, Joseph Longo (“Longo”), at the offices of Sonnenschein in New York. Sonnenschein and Nisser reiterated Friendly’s desire to enter into a transaction with the Company and asked to commence due diligence of the Company. The Company representatives agreed to prepare due diligence materials for LRL’s inspection and, by follow-up correspondence on March 23, 2009, agreed to allow Friendly’s representatives to visit the Company’s demonstration facilities in Bristol, Connecticut on April 1, 2009. Sonnenschein and Kramer Levin exchanged correspondence with respect to Friendly and the Company entering into a non-disclosure agreement. On March 30 and March 31, 2009, Sonnenschein, Nisser and Longo exchanged emails with respect to logistics of the April 1 visit, including a proposed non-disclosure agreement and potential attendees on behalf of Friendly. By email correspondence on March 31, 2009, Longo cancelled the April 1, 2009 meeting in Bristol, Connecticut.

On April 24, 2009, Sonnenschein sent an email to Longo noting that Friendly had not yet received a response with respect to the February 20, 2009 proposal. In such email, the Company was advised that LRL would not commence diligence or negotiations without a response from the Company Board and an indication that the Company Board was willing to move forward with respect to pursuing the proposed investment in the Company based on the proposed terms. Alternatively, the Company was invited to submit any comments or proposed modifications to the terms and conditions of the February 20, 2009 proposal.

On April 28, 2009, Longo sent an email to Sonnenschein rejecting the February 20, 2009 private placement proposal.

LRL was disappointed with the significant delays of the Company in considering the February 20, 2009 proposal and the Company’s unwillingness to engage in discussions regarding such proposal. For several weeks following receipt of the April 28, 2009 response on behalf of the Company, LRL and its advisors continued to evaluate the Company based on publicly-available information and resources and began to consider possible alternatives that would if implemented result in the acquisition of the entire equity interest in the Company. During this period, LRL negotiated and consummated the acquisition of all of the voting interests of Friendly. LRL and Friendly subsequently formed Parent on May 29, 2009.

On June 9, 2009, Parent sent the following letter to the Board of Directors of the Company.

Board of Directors
Startech Environmental Corporation
88 Danbury Road
Wilton, Connecticut 06897
Attention: Joseph F. Longo, Chairman

Dear Members of the Board:

After careful study and review, Friendly LRL Holdings, LLC (“FLH”) has developed a strong admiration and respect for Startech Environmental Corporation’s (“Startech’s”) technologies and business. Accordingly, we are writing to submit for your consideration a proposal to acquire all of Startech’s outstanding capital stock for $0.65 per share in cash (the “Proposed Transaction”). The Proposed Transaction would not be subject to any financing contingency, and we would pay the cash purchase price from our readily available liquid resources.

The cash to be paid in the Proposed Transaction represents a 91% premium over Startech’s most recent closing price (based on prices as of the market close on Monday, June 8, 2009). We believe that the Proposed Transaction represents a compelling opportunity for Startech stockholders to monetize their investment in Startech at a substantial premium to the current market price, with materially lower risk than if Startech proceeds on a stand-alone basis.

The purchase price is based on the 23,636,801 shares of Startech common stock that were outstanding as of March 13, 2009 (as disclosed in Startech’s Form 10-Q for the fiscal quarter ended January 31, 2009). In addition, this proposal assumes that all outstanding options and warrants to acquire Startech capital stock would be cancelled without any additional consideration, and that no options or warrants will remain outstanding.

We recognize the value that exists in Startech’s existing employee and distributorship relationships. Following a closing, we would expect to honor and fulfill Startech’s existing obligations pursuant to such relationships and hope to derive additional value from Startech’s employees and partners in the future.

Considerable thought, time and resources have been expended in developing this proposal. Our proposal is not conditioned on any financing requirement. It is subject to the satisfactory completion of a limited, confirmatory due diligence review of Startech, the negotiation and execution of mutually acceptable definitive transaction documents and the satisfaction of customary conditions to be set forth in such agreements. We are prepared to move forward immediately with our confirmatory due diligence and the negotiation and execution of a definitive merger agreement and believe that with adequate access to the necessary information and people, we can complete both in approximately three weeks. We believe that our confirmatory due diligence can be completed with minimal disruption, requiring only limited access to a small number of senior executives and engineers of Startech and its legal, accounting and financial advisors. We have also prepared a draft merger agreement that we can forward to you upon request.

Our strong preference is to conduct a private negotiation if possible. We of course reserve the right to pursue all necessary steps to provide Startech stockholders with the opportunity to consider the value inherent in our proposal. This letter and its terms are confidential and should be treated as such, and should not be discussed with any other party except for the Company and its legal and financial advisors.

While we are enthusiastic about this potential transaction and hope that Startech will decide to proceed with negotiations with FLH, please understand that this letter is not a binding offer to enter into a transaction and does not create any binding obligation on FLH to submit an offer to, or to enter into a transaction with, Startech.

Due to the importance of these discussions and the value represented by our proposal, we expect the Startech Board to engage in a full review of our proposal. We are prepared to close this transaction quickly and are available to meet and discuss any and all aspects of this proposal with you. Again, we believe that this proposal represents a compelling opportunity to maximize value for Startech’s stockholders. We hope that you share our enthusiasm, and we look forward to hearing from you by Tuesday, June 16, 2009. If you have any questions, please contact our legal counsel, Chip Korn at (212)768-5311 or pkorn@sonnenschein.com.

Very truly yours,

FRIENDLY LRL HOLDINGS, LLC

By:	/s/ Sergey Mitirev
Name:     Sergey Mitirev

Its:	Authorized Representative

On June 11, 2009, the Chairman of the Board of the Company sent an email to Sonnenschein, counsel for Parent, acknowledging receipt of the June 9, 2009 letter and indicating that the Company would be responding shortly.

On June 16, 2009, Kramer Levin, as counsel for the Company, sent a letter to counsel for Parent acknowledging that it had been provided the June 9, 2009 letter by the Company and requesting certain information regarding Parent and its affiliates as well as information regarding Parent’s available capital resources.

On June 17, 2009, counsel for Parent sent a letter to counsel for the Company providing information with respect to Parent, Friendly and LRL. On June 18, 2009, counsel for Parent forwarded to counsel for the Company a letter from LRL’s private bank confirming the transfer from LRL to Parent of funds in excess of that required to purchase all outstanding Shares at the Offer Price.

On Thursday, June 18, 2009, counsel for the Company sent a letter to counsel for Parent acknowledging receipt of the information provided in response to the Company’s request and advising that the Company Board expected to meet to consider Parent’s proposal early the following week.

On June 25, 2009, counsel for Parent sent an e-mail to counsel for the Company reiterating his request that the Company respond to the proposal described in Parent’s June 9, 2009 letter.

Later on June 25, 2009, counsel for the Company sent a letter to counsel for Parent advising that the Company Board had considered and decided not to pursue Parent’s proposal “at this time”, principally because of its assertion that the Company potentially could achieve greater long-term value for its shareholders by pursuing other strategic alternatives currently under consideration. The letter also noted recent financial market conditions and the depressed state of the Company’s stock value. The response also noted that the Board recognized that the alternative directions that it is pursuing are uncertain and may not materialize, and asked Parent to consider keeping its proposal open for at least 30 days. The letter also indicated that the Company continued to invite Parent’s consideration of a possible equity investment in the Company.

Following receipt of the June 25, 2009 response on behalf of the Company, Parent, Purchaser and their advisors consulted regarding the Company’s unwillingness to negotiate with Parent regarding such proposal and Parent’s response thereto. It was noted that the delay requested by the Company Board seemed similar to the Company’s earlier delays and unwillingness to negotiate a substantial private placement investment in the Company. Parent also noted that any further delay potentially could adversely impact the value of the Company’s business given the Company’s recent operating performance, financial condition and liquidity needs described in Company filings with the SEC.

At a meeting on June 25, 2009, Parent’s Board of Directors met to consider the proposed acquisition of the Company. The Parent’s Board reviewed the terms and structure of the transaction and the Offer, the conditions to the Offer and noted the absence of any financing condition. After discussion, pursuant to written consent, the Parent Board authorized Parent to pursue the Offer and the Merger on substantially the terms described.

On June 29, 2009, Parent issued the following public letter to the Board of Directors of the Company.

Board of Directors
Startech Environmental Corporation
88 Danbury Road
Wilton, Connecticut 06897
Attention: Joseph F. Longo, Chairman

Dear Members of the Board:

We are very disappointed that Startech Environmental Corporation (“Startech”) has chosen not to meet with Friendly LRL Holdings, LLC (“FLH”) and our advisors or engage in any discussions regarding the proposal that we sent you on June 9, 2009 to acquire all of the outstanding shares of capital stock of Startech at a purchase price of $0.65 per share in cash (the “Proposed Transaction”). The purchase price in the Proposed Transaction represents a 103% premium over Startech’s closing price on June 29, 2009, a 84% premium over Startech’s nine-month average closing price and a 71% premium over Startech’s highest closing price at any time over the past six months. The Proposed Transaction is not subject to any financing contingency, as we have sufficient cash on hand to pay all of the consideration in the Proposed Transaction. We also do not believe that there are any significant regulatory impediments to the transaction.

We believe that the Proposed Transaction represents a compelling opportunity for Startech shareholders to monetize their investment in Startech at a substantial premium to Startech’s current and nine-month average closing price, with materially lower risk than if Startech proceeds on a stand-alone basis. We believe that shareholders will find this offer extremely attractive and hope that your board will take the opportunity to negotiate a transaction that will facilitate the receipt by shareholders of the substantial value represented by our offer.

In light of the important shareholder interests at stake, we believe that it is imperative to bring our offer directly to the Startech shareholders given your refusal to date to engage in meaningful discussions regarding a negotiated transaction. Accordingly, please be advised that we intend to promptly commence a tender offer to purchase all of the outstanding shares of common stock of Startech for $0.65 per share in cash based on Startech’s current equity capitalization as reflected in its most recent public securities filings. We believe that this all-cash offer is compelling for Startech and its shareholders and, accordingly, we are making this letter public simultaneously with its delivery to you.

Our strong preference is to engage with Startech’s Board of Directors to quickly reach a negotiated agreement and deliver on the compelling value that our offer represents. We believe that Startech’s shareholders would not be well served by any further delay in negotiating and completing the proposed transaction. Any further delay works against the interest of Startech’s shareholders given the Company’s recent operating performance and financial condition, particularly in light of the Company’s disclosures in its Form 10-Q filed on June 9, 2009, that there is substantial doubt as to the Company’s ability to continue as a going concern. We place significant value on the ability to close this transaction quickly, and there can be no assurance that in the future FLH or any other buyer would pay the same high premium that we are offering today.

We are prepared to close this transaction quickly and are available to meet and discuss any and all aspects of this proposal with you. If you are interested in discussing a possible negotiated transaction, please contact us as soon as possible.

Very truly yours,

FRIENDLY LRL HOLDINGS, LLC

By:	/s/ Sergey Mitirev
Name:     Sergey Mitirev

Its:	Authorized Representative

On June 29, 2009, we also publicly announced the intention to commence the Offer through the issuance of a press release.

On July 1, 2009, the Company issued a press release regarding the Offer that reiterated many of the issues discussed in its June 25, 2009 letter and indicated that the Company Board would take a position regarding the Offer following its review of our tender offer materials.

On July 6, 2009, we commenced the Offer.

12.	Purpose of the Offer; Plans for the Company; Approval of the Merger; Other Matters

Purpose of the Offer; Plans for the Company

The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. We currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company Board and to request that some or all of the current members of the Company Board resign and that our designees be elected to fill the vacancies so created. Should such request be refused, we intend to take such action as may be necessary and lawful to secure control of the Company Board. In addition, we intend, as soon as practicable after consummation of the Offer, to seek to have the Company consummate the Merger. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. At the effective time of the Merger, the outstanding Shares not owned by Parent or any of its subsidiaries (including Purchaser) (other than those properly exercising their dissenters’ rights under Colorado law) would be converted into the right to receive cash in an amount equal to the price per Share paid pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent, and Parent will be entitled to all of the benefits resulting from that ownership, including any increase or decrease in the Company’s value. As of the date of this Offer to Purchase, Parent and Purchaser beneficially own no Shares and no rights to acquire Shares.

In addition to the Offer, we may consider taking action in connection with the Company’s annual meeting of shareholders. Such action may include the nomination of new directors to the Company Board and/or proposals to amend the Company’s bylaws. The Offer does not constitute a solicitation of proxies for any meeting of the Company’s shareholders. See Section 3 of this Offer to Purchase.

If we acquire Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to our equity ownership in the Company, we may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire.

In the event that Parent acquires control of the Company, it currently expects to operate the Company as a standalone business. In connection with this Offer, Parent has reviewed and will continue to review possible business strategies that it might consider in the event it acquires control of the Company. Parent also is conducting a detailed review of the Company and its business, assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what changes would be desirable in light of the circumstances which exist upon completion of the Offer and after Parent has had adequate access and the opportunity to review and analyze additional information regarding the Company. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing development of the Company’s potential. Possible changes include changes in the Company’s business, strategy, corporate structure, charter, by-laws, capitalization, board of directors, management and personnel.

Except as described in this Offer to Purchase, Parent and the Purchaser have no present plans or proposals that would relate to or result in: (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization or liquidation involving the Company or its subsidiaries; (ii) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any change in the Company Board or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Company Board or to change any material term of the employment contract of any executive officer; (iv) any material change in the Company’s capitalization, indebtedness or dividend policy; (v) any other material change in the Company’s corporate structure or business; (vi) a class of equity Shares of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system operated by a national securities association; or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act. Parent and Purchaser reserve the right, however, to enter into or effect, or to cause or seek to cause the Company or its subsidiaries to enter into or effect, any such transactions or changes as they or any of them may deem desirable from time to time before or after the consummation of the Offer or the Merger. See Section 7 of this Offer to Purchase.

Approval of the Merger; Other Matters

Approval of the Merger.  Under the CBCA and the Company’s Articles of Incorporation, (i) the approval of the Board of Directors of the Company and, (ii) upon such Board approval, the affirmative vote of the holders of a majority of the outstanding Shares are required to approve the Merger. The Company Board has not approved the Merger as of the date of this Offer to Purchase.

Unless the Merger is consummated pursuant to the short form merger provisions under the CBCA described below (in which case no further corporate action by the Company Board or the shareholders of the Company will be required to complete the Merger), the only remaining required corporate actions of the Company will be the approval of the Company Board and the approval and adoption of the Merger by the affirmative vote of the holders of a majority of the Shares. If the Purchaser owns a majority of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other shareholder of the Company.

The exact timing and details of the Merger will necessarily depend upon a variety of factors, including the number of Shares we acquire pursuant to the Offer and whether or not the Company Board approves the Merger. Although we currently intend to propose the Merger generally on the terms described herein, it is possible that, as a result of any number of factors, including, without limitation, substantial delays in our ability to consummate such a transaction, actions the Company may take in response to the Offer, information we obtain hereafter, changes in general economic or market conditions or in the business of the Company or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. We reserve the right not to consummate the Merger, to propose such a transaction on terms other than those described above or to propose another business combination with the Company. Specifically, we reserve the right (i) to propose consideration in the Merger consisting of securities or a combination of cash and securities and (ii) to propose consideration in such a transaction having a value more or less than the amount referred to herein.

Short Form Merger.  Under Section 7-111-104 of the CBCA, if the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without the approval of the Company Board and without a vote of the Company’s shareholders. In such event, the Purchaser anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company’s shareholders. If the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote or the consent of the Company’s shareholders would be required under the CBCA.

Dissenters’ Rights.  No dissenters’ rights are available in connection with the Offer. However, if the Merger is consummated, shareholders of the Company at the time of the Merger will have certain rights under Section 7, Article 113 of the CBCA to dissent and demand judicial appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares as of the day the Merger is consummated (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a court would be required to take into account all relevant value factors. Accordingly, any such judicial determination could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including, among other things, net asset values, investment or earnings value of the Company. Therefore, the value so determined in any appraisal proceeding could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger.

Failure to follow the steps required by Section 7-113-202 or Section 7-113-204, as applicable, of the CBCA for asserting and perfecting dissenters’ rights may result in the loss of such rights. If any holder of Shares who asserts dissenters’ rights under Section 7-113-204 of the CBCA fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the CBCA, each of the Shares of such holder will be converted into the right to receive the Offer Price in accordance with the Merger Agreement.

The foregoing summary of the rights of dissenting shareholders under the CBCA does not purport to be a complete statement of the procedures to be followed by holders of Shares shareholders desiring to exercise any available dissenters’ rights and is qualified in its entirety by the full text of Section 7, Article 113 of the CBCA. Failure to follow the steps required by Section 7, Article 113 of the CBCA for asserting and perfecting dissenters’ rights may result in the loss of such rights.

“Going Private” Transactions.  The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger. Rule 13e-3 would be inapplicable to the Merger if (a) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to the consummation of the transaction.

13.	Dividends and Distributions

If, on or after the date of this Offer to Purchase, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with their publicly disclosed terms in effect on June 29, 2009 of employee stock options and warrants outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under “Section 14 — Conditions of the Offer”, we may, in our sole discretion, make such adjustments in the Offer Price and other terms of the Offer as we deem appropriate, including the number or type of securities to be purchased.

If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase any securities) that is payable or distributable to shareholders of record on a date prior to the transfer to our name or our nominee or transferee on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to our rights under “Section 14 — Conditions of the Offer”, (i) the Offer Price payable by us pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for our account and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for our account, accompanied by appropriate documentation of transfer or (b) be exercised for our benefit at our direction, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as we determine in our sole discretion. Accordingly, in the event that the Company declares a non-cash dividend or distribution with respect to the Shares (including, without limitation, in the event that the Company adopts a shareholder rights agreement or similar plan providing for a dividend or distribution of rights to holders of Shares) prior to expiration of the Offer, the sale of Shares to us in the Offer would include any and all such dividends, distributions, rights, other Shares or other securities issued, paid or distributed or issuable, payable or distributable in respect of such Shares on or after July 6, 2009, the date that we commenced the Offer, in accordance with and subject to the terms and conditions of the Offer.

If we acquire control of the Company, we currently intend that no dividends will be declared on Shares prior to the acquisition by us of the entire equity interest in the Company. The Surviving Corporation may pay dividends from time to time after consummation of the Merger when, as and if directed by Parent.

14.	Certain Conditions of the Offer

Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) Purchaser’s right to extend or amend the Offer at any time, in its sole discretion, the Purchaser shall nor be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer)), pay for, any Shares, and may extend, terminate or amend the Offer and may postpone the acceptance for payment of any Shares tendered, if immediately prior to expiration of the Offer, in the reasonable judgment of Purchaser, the Minimum Condition, the Second-Step Merger Condition, the Regulatory Condition or the Impairment Condition shall not have been satisfied, or at any time on or after the date of this Offer to Purchase, and on or prior to the expiration of the Offer (or thereafter in relation to any condition dependent upon the receipt of government approvals), any of the following conditions exist:

(i) there is threatened, instituted or pending any litigation, suit, claim, action, proceeding or investigation by any government, governmental authority or agency or any other person, domestic, foreign, or supranational, before any supra-national, national, foreign, domestic, federal, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (a “Governmental Authority”) (a) challenging or seeking to, or which, in our reasonable judgment, is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, or in which there are allegations of any violation of any law, rule or regulation relating to, the making of or terms of the Offer or the provisions of this Offer to Purchase, the acceptance for payment of or payment for some or all of the Shares by us or any of our subsidiaries or affiliates or the consummation by us or any of our subsidiaries or affiliates of the Merger or other business combination involving the Company, (b) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger or other business combination involving the Company, (c) seeking to, or which in our reasonable judgment is reasonably likely to, restrain, prohibit or limit the exercise of our full rights of ownership or operation by us or any of our subsidiaries or affiliates of all or any portion of our business or assets or that of the Company or any of our or the Company’s respective subsidiaries or affiliates or to compel us or any of our subsidiaries or affiliates to dispose of or hold separate all or any portion of our business or assets or that of the Company or any of our or the Company’s respective subsidiaries or affiliates, (d) seeking, or which in our reasonable judgment is reasonably likely to, impose or confirm any voting, procedural, price or other requirements in addition to those required by federal securities laws and the CBCA (as in effect on the date of this Offer to Purchase) in connection with the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our subsidiaries or affiliates or the consummation by us or any of our subsidiaries or affiliates of the Merger or other business combination involving the Company, including, without limitation, limitations on our ability or that of any of our subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by us or any of our subsidiaries or affiliates on all matters properly presented to the Company’s shareholders, (e) seeking to require divestiture by us or any of our subsidiaries or affiliates of any Shares, (f) seeking, or which in our reasonable judgment is reasonably likely to result in, any material diminution in the benefits expected to be derived by us or any of our subsidiaries or affiliates as a result of the transactions contemplated by the Offer or the Merger or other business combination involving the Company, (g) imposing or seeking to impose any condition to the Offer which in our reasonable judgment is unacceptable to us, (h) restraining or prohibiting or seeking to restrain or prohibit the performance of any of the contracts or other arrangements entered into by us or any of our subsidiaries or affiliates in connection with the acquisition of the Company, (i) that in our reasonable judgment could otherwise prevent, materially adversely affect or materially delay consummation of the Offer, the Merger or any other business combination involving the Company or (j) that otherwise, in our reasonable judgment, might materially adversely affect us or any of our subsidiaries or affiliates or has or may have material adverse significance with respect to either the economic value of the Company or any of its subsidiaries or affiliates or the economic value of the Shares to us or any of our subsidiaries or affiliates; or

(ii) any action is taken, or any statute, rule, regulation, judgment, injunction, order or decree, legislation or interpretation is proposed, enacted, threatened, enforced, promulgated, issued or deemed applicable by any Governmental Authority to (a) us, the Company or any subsidiary or affiliate of us or the Company or (b) the Offer, the acceptance for payment of or payment for Shares, or the Merger or other business combination involving the Company, other than the routine application of any waiting or review period under any material applicable antitrust, trade regulation or foreign investment law or regulation (as in effect as of the date of this Offer to Purchase), that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (j) of paragraph (i) above; or

(iii) any event, condition, circumstance, change or effect (or any development or threatened development involving a prospective change) shall have occurred or be threatened that, individually or in the aggregate with any other events, condition, development, circumstances, changes and effects occurring after the date of this Offer to Purchase is or may be, in our reasonable judgment, materially adverse to the business, assets, liabilities, condition (financial or otherwise), capitalization, operations, results of operations or prospects of the Company or any of its affiliates, or we become aware of any facts that, individually or in the aggregate with any other facts, have or may have, in our reasonable judgment, material adverse significance with respect to either the economic value of the Company or any of its subsidiaries or affiliates or the economic value of the Shares to us or any of our subsidiaries or affiliates; or

(iv) there occurs (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any decline in either the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15%, measured from the close of business immediately preceding the commencement date of the Offer or any change or development in the general political, market, economic or financial conditions in the United States or abroad that could, individually or in the aggregate, in our reasonable judgment, have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), capitalization, operations, results of operations or prospects of the Company or any of its affiliates, or the trading in, or economic value of, the Shares, (c) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (d) any material change (or development or threatened development involving a prospective material change) in the United States dollar or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (e) any material adverse change in the market price of the Shares or in the U.S. securities or financial markets, (f) the commencement of a war, armed hostilities or the occurrence of any other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving, the United States, (g) any limitation (whether or not mandatory) by any Governmental Authority on, or any other event that, in our reasonable judgment, might materially adversely affect, the extension of credit by banks or other financial institutions or (h) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(v) (a) a tender or exchange offer for any Shares has been publicly proposed to be made or has been made by another person (including the Company or any of its subsidiaries or affiliates), or has been publicly disclosed, or we otherwise learn that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) other than as disclosed in a Schedule 13D or 13G on file with the SEC prior to July 6, 2009, (b) any such person or group which, prior to July 6, 2009, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares constituting 1% or more of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares constituting 1% or more of any class or series of capital stock of the Company (including the Shares); (c) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer of any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or affiliates or (d) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any assets, securities, subsidiaries or affiliates of the Company; or

(vi) the Company or any of its subsidiaries or affiliates has (a) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (c) issued, pledged, distributed or sold, or authorized or proposed the issuance, pledge, distribution or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with their publicly disclosed terms in effect on July 6, 2009 of employee stock options or warrants outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary or affiliate of the Company, (e) declared, paid or proposed to declare or pay any dividend or other distribution, whether payable in cash, securities or other property, on any shares of capital stock of the Company, (f) altered or proposed to alter in any material respect any material contract, permit, license or outstanding security or issued or sold, or authorized or proposed the issuance or sale of, any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice or any debt containing, in our reasonable judgment, burdensome covenants or security provisions, (g) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement, an agreement in principle, an arrangement or an understanding with respect to or effected any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or release or relinquishment of any material contract or other right of the Company or any of its subsidiaries or affiliates or any comparable event not in the ordinary course of business consistent with past practice, (h) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement, agreement in principle, arrangement or understanding with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the economic value of the Company or any of its subsidiaries or affiliates or the economic value of the Shares to us or any of our subsidiaries or affiliates, (i) adopted, established, entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees, consultants, directors or affiliates, or made grants or awards thereunder, including entry into or amendment of any such agreements, arrangements or plans so as to provide for increased or accelerated benefits to employees, consultants, directors or affiliates whether or not as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by us or our consummation of the Merger or other business combination involving the Company or Purchaser shall become aware of any such action which has not been publicly disclosed prior to the date of this Offer to Purchase, (j) transferred into escrow (or similar arrangement) any amounts required to fund any existing benefit, employment or severance agreement with any of the Company’s employees other than in the ordinary course of business and consistent with past practice, (k) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or we shall have become aware of any such action which was not previously announced, (l) amended, or authorized or proposed any amendment to, its articles of incorporation or bylaws (or other similar constituent documents) or we become aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its articles of incorporation or bylaws (or other similar constituent documents) which has not been previously disclosed, (m) acquired or authorized, recommended or proposed to acquire, any business or assets material to the Company or any of its subsidiaries or affiliates other than purchases of inventory in the ordinary course of business and consistent with past practice, or (n) agreed in writing or otherwise to take any of the foregoing actions; or

(vii) we become aware (a) that any material contractual right of the Company or any of its subsidiaries has been or will be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by us or any of our subsidiaries or affiliates of the Merger or other business combination involving the Company or (b) of any covenant, term or condition in any instrument, license or agreement of the Company or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the economic value of the Company or any of its affiliates or subsidiaries or the economic value of the Shares to us or any of our affiliates or subsidiaries (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by us or our consummation of the Merger or other business combination involving the Company); or

(viii) any required approval, permit, authorization, favorable review, clearance, action or non-action, waiver or consent of any Governmental Authority (including the matters described or referred to in “Section 15 — Certain Legal Matters” other than in connection with the Regulatory Condition) shall not have been obtained on terms satisfactory to the Purchaser in its reasonable judgment or any waiting periods for such clearances or approvals shall not have expired; or

(ix) we or any of our affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries, or we and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated; or

(x) the Company or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase.

The foregoing conditions are for the sole benefit of Parent, the Purchaser and their affiliates and may be asserted by us in our sole discretion regardless of the circumstances (including any action or omission by us) giving rise to any such condition (unless arising as a result of any action or inaction on the part of Purchaser, Parent or any affiliate of Parent to the extent that, under applicable law, such action or inaction prohibits an assertion that such condition has not been satisfied) or may be waived by Parent or Purchaser in their sole discretion in whole or in part at any time or from time to time on or prior to the expiration of the Offer provided that all conditions to the Offer other than those dependent upon the receipt of government approvals must be satisfied or waived prior to the expiration of the Offer. Subject to any applicable rules and regulations of the SEC, Parent and Purchaser expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer. A waiver of any of the material conditions to the Offer will be followed as promptly as practicable by a public announcement thereof. The failure by Parent or Purchaser at any time to exercise any of our rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination made by us concerning the events described in this Section 14 shall be final and binding upon all parties to the fullest extent permitted by law.

15.	Certain Legal Matters

General.  Except as described in this Offer to Purchase, based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser’s acquisition of Shares (and the indirect acquisition of the stock of the Company’s subsidiaries) as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required or desirable for the acquisition and ownership of the Shares (and the indirect acquisition of the stock of the Company’s subsidiaries) by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under “State Takeover Laws.” While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See the Introduction and Section 14 of this Offer to Purchase for a description of the conditions to the Offer, including conditions with respect to governmental actions.

State Takeover Laws.  A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

Neither Parent nor Purchaser has determined whether any other state takeover laws or regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither Parent nor the Purchaser have attempted to comply with any state takeover laws or regulations in connection with the Offer or the Merger. If any government official or third party should seek to apply any state takeover law or regulation to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which may include challenging the applicability or validity of such statute in appropriate court proceedings and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 14 of this Offer to Purchase entitled “Certain Conditions of the Offer.”

United States Antitrust Compliance.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. We believe that the Offer is exempt from the reporting requirements contained in the HSR Act. If the Offer is successful, we likewise believe that the Merger would be exempt from the reporting requirements contained in the HSR Act.

Regardless of whether a filing is required under the HSR Act, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Merger or seeking the divestiture of Shares purchased by us or the divestiture of substantial assets by us or the Company or any of their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which we and the Company are engaged, we believe that the acquisition of Shares by the Purchaser will not violate the applicable antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 14 of this Offer to Purchase entitled “Certain Conditions of the Offer” for certain conditions to the Offer that could become applicable in the event of such a challenge.

Exon-Florio.  Under Exon-Florio, the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of businesses engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of the acquired entity might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security.

Pursuant to Exon-Florio, a party or parties to a proposed acquisition, merger or takeover may voluntarily submit a notification of such acquisition, merger or takeover by a foreign person to the Committee on Foreign Investment in the United States (“CFIUS”), an inter-agency committee chaired by the Treasury Department and composed of top officials from 12 executive departments of the U.S. Government. A CFIUS member agency may also submit an agency notice of a proposed or completed acquisition, merger or takeover to CFIUS without the consent of the parties. Following submission of a notice, CFIUS has 30 calendar days to conduct a national security review of the transaction and either issue a no-action letter, at which point the review process is complete, or determine that a formal investigation is warranted. A formal investigation must be completed within 45 calendar days of its initiation and any decision by the President to take action must be announced within 15 days of the completion of the investigation. Under Exon-Florio and related regulations, CFIUS and the President have substantial discretion in conducting national security reviews and investigations.

Although Exon-Florio does not require the filing of a notification and does not prohibit the consummation of acquisitions, mergers or takeovers, if an acquisition, merger or takeover is consummated prior to the issuance of a no-action letter or notification is not made, such an acquisition, merger or takeover thereafter remains subject to divestment after the closing should the President subsequently determine that the national security of the United States has been threatened or impaired. We do not believe that the Offer and the Merger raise any national security concerns and, accordingly, we do not intend to make a filing with CFIUS prior to consummation of the Offer. There can be no assurance that CFIUS will not impose restrictions on the transaction(s) or will not determine to conduct an investigation of the proposed transaction, and, if an investigation is commenced, there can be no assurance regarding the ultimate outcome of such investigation.

Foreign Laws.  According to publicly available information, the Company conducts business in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company’s operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required, the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger. See Section 14 of this Offer to Purchase, entitled “Certain Conditions of the Offer.”

16.	Fees and Expenses

The Purchaser has retained Morrow & Co., LLC to act as the Information Agent and Continental Stock Transfer & Trust Company to act as the Depositary and Paying Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph, personal interview and other methods of electronic communication and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out of pocket expenses and to indemnify each such firm against certain liabilities and expenses in connection with their services, including certain liabilities under the United States federal securities laws.

Except as described above, the Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed upon request by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17.	Miscellaneous

The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the valid laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with an applicable valid law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC the Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. A copy of such documents and any amendments thereto, including exhibits, when available may be examined and copies may be obtained from the SEC in the manner set forth in Section 9 of this Offer to Purchase.

Cautionary Note Regarding Forward-Looking Statements.  This Offer to Purchase contains, in addition to historical information, certain forward-looking statements. All statements included in this Offer to Purchase concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements. Additional information on these and other risks, uncertainties and factors is included in the documents filed by us or the Company with the SEC; provided that any reference in such filings to the Private Securities Litigation Reform Act of 1995 shall not apply to this Offer to Purchase.

Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of LRL, Parent, the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

FLH ACQUISITION CORP.

July 6, 2009

SCHEDULE I
DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING SHAREHOLDERS
OF PARENT, THE PURCHASER AND LRL

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer and controlling shareholder of Purchaser, Parent, and LRL are set forth below. Purchaser is a wholly-owned subsidiary of Parent. LRL and Friendly are the only members of Parent and jointly direct Parent by joint written consent. Friendly is controlled by a Board of Representatives designated by LRL, as its controlling member. LRL has designated Messrs. Mitirev and Timoshin as the sole members of Friendly’s Board of Representatives. LRL is a wholly-owned subsidiary of Composition Foundation, which is governed by a Council composed of Mr. Kunz and Mr. Zindel. The Council of Composition Foundation is directed by a Curatorium, composed of two members, Mr. Timoshin and Mr. Mitirev. As discussed below, Mr. Tsvetkov, as the primary beneficiary of Composition Foundation, has the power to remove and replace the members of the Council and Curatorium of Composition Foundation, but has never exercised such right. The business address of each such entity, and of Messrs. Timoshin and Mitirev, is 16 rue de Contamines, 1206 Genève, Switzerland. The business address of Mr. Tsvetkov is Efremova St. 8, Moscow, Russia, 119048. The business address of Mr. Kunz is 8 Rue Saint Léger, 1205 Genève, Switzerland. The business address of Mr. Zindel is Kirchstrasse 39, P.O. Box 1515, FL-9490 Vaduz, Liechtenstein.

Current Principal Occupation or
Name	Employment and Five-Year Employment History

Dmitry A. Timoshin	Mr. Timoshin, a Russian citizen, is a member of the Board of Directors, Vice President and Treasurer of Purchaser, a member of the Board of Representatives of Friendly, a member of the Board of Directors of LRL and a member of the Curatorium of Composition Foundation, the sole shareholder of LRL.

Since 2007, Mr. Timoshin has been the finance director at ESC Evolution Service Company S.A., which provides shared services to over thirty group companies, including accounting services, computer systems and legal advice. Since 2003, Mr. Timoshin has also served as Advisor to the President of Bank URALSIB (formerly IBG NIKoil and Avtobank-NIKoil), the key asset of URALSIB Financial Corporation, and one of Russia’s 10 largest banks. The principal business of Bank URALSIB is to provide a range of financial services in Russia, including commercial banking, leasing, private banking, asset management and investment banking.

Mr. Timoshin is on the Board of Directors of URALSIB Financial Corporation and serves on the Board’s Audit Committee. URALSIB Financial Corporation is a major shareholder of the Bank URALSIB, both of which have a business address at Efremova St. 8, Moscow, Russia, 119048.

Sergey S. Mitirev	Mr. Mitirev, a Russian citizen, is a member of the Board of Directors, President and Secretary of Purchaser, a member of the Board of Representatives of Friendly, a member of the Board of Directors of LRL and a member of the Curatorium of Composition Foundation, the sole shareholder of LRL.

Since 2007, Mr. Mitirev has served as the legal director of ESC Evolution Service Company S.A., and since 2004 he has been Counsel to the President at BANK URALSIB (formerly IBG NIKoil and Avtobank-NIKoil), the key asset of URALSIB Financial Corporation, and one of Russia’s 10 largest banks.

Alexandre Kunz	Mr. Kunz, a Swiss citizen, is a member of the Council of Composition Foundation, the sole shareholder of LRL.

Since 2005, Mr. Kunz has served as Partner at the MN Trust, which is engaged in worldwide corporate and trust management services and is based in Genève.

Current Principal Occupation or
Name	Employment and Five-Year Employment History

Dr. iur. Mario Zindel	Mr. Zindel, a Swiss citizen, is a member of the Council of Composition Foundation, the sole shareholder of LRL.

Mr. Zindel is the founding partner and a member of the Managing Board of the trust companies Schreiber & Zindel Treuhand-Anstalt, founded in 1990, and Trustco Treuunternehmen, founded 1998. Both trust companies are part of the Schreiber & Zindel financial services group, located in Vaduz, Liechtenstein, and their primary business is fiduciary and trust activities.

Nikolay A. Tsvetkov	Mr. Tsvetkov, a Russian citizen, is the primary beneficiary of Composition Foundation, the sole shareholder of LRL. As the primary beneficiary, Mr. Tsvetkov has the power to remove and replace the members of the Council and Curatorium of Composition Foundation; Mr. Tsvetkov has never exercised the right to remove any members of the Council or Curatorium.

Mr. Tsvetkov currently serves as advisor to the President at Bank URALSIB, a role has held since March 2007. He served on the Supervisory Board of the bank from June 2004 through December 2007, and has been Chairman of the Supervisory Board since December 2007. He has served as Chairman of the Board of Directors of URALSIB Financial Corporation since March 2007. Mr. Tsvetkov has served as President of the Charitable Foundation and Chairman of the Board of Guardians of URALSIB Charitable Foundation since April 2006.

Mr. Tsvetkov has served on the board of LUKOIL, an oil extraction and refinery located in Moscow, Russia, since June 1998.

He has served on the Board of Directors of the not-for-profit Educational Foundation “META” since September 2004, and on the Board of Directors of the Children’s Charitable Foundation “Victoria” since November 2004, both of which are charities located in Moscow, Russia. He has also served as Chairman of the Board of Guardians at the Boarding School “Victoria,” located in Moscow, Russia, since August 2006.

Mr. Tsvetkov’s material employment in the last five years has been as follows: At Avtobank-NIKoil, a commercial bank located in Moscow, Russia, Mr. Tsvetkov served as Chairman of the Bank between September 2003 and September 2005. From September 2005 through March 2007, he served as Chairman of the Management Board at Bank URALSIB.

Mr. Tsvetkov served as chairman of the Board of Directors at Torgoviy Dom KOPEYKA, a chain of discount food suppliers located throughout Russia, from March 2007 through June 2007.

Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By First Class Mail:	By Certified or Express Delivery:	By Hand:
Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor New York, NY 10004	Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor New York, NY 10004	Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor New York, NY 10004

By Facsimile (for Eligible Institutions only): (212) 616-7610	Confirm Receipt of Facsimile by Telephone: (212) 509-4000 ext. 536

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the location and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400
Shareholders Call Toll Free: (800) 607-0088
E-mail: tender.info@morrowco.com